                                                                  Exhibit 99(ii)






INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Merrill Lynch & Co., Inc.:


We have audited the consolidated financial statements of Merrill Lynch & Co., Inc. and subsidiaries ("Merrill Lynch") as of December 31, 1999 and December 25, 1998 and for each of the three years in the period ended December 31, 1999 and have issued our report thereon dated February 28, 2000, which report expresses an unqualified opinion and includes an explanatory paragraph for the change in accounting method in 1998 for certain internal-use software development costs. Such consolidated financial statements and our report thereon are incorporated by reference in Part Two, Item 8, "Financial Statements and Supplementary Data," of this Annual Report on Form 10-K.

We have also previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheets of Merrill Lynch as of December 26, 1997, December 27, 1996 and December 29, 1995, the related consolidated statements of earnings, changes in stockholders' equity, comprehensive income, and cash flows for each of the two years in the period ended December 27, 1996 (none of which are presented or incorporated by reference herein); and we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information set forth in the "Selected Financial Data" under the captions "Operating Results," "Financial Position," and "Common Share Data" included in the 1999 Annual Report to Stockholders and incorporated by reference in this Annual Report on Form 10-K, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.



/s/ Deloitte & Touche LLP

New York, New York
February 28, 2000